Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This first amendment to employment agreement (the “Amendment”) is made and entered into as of April 15, 2025, by and between Sonim Technologies, Inc., a Delaware corporation, (“Sonim”), and Clay Crolius (“Executive”).

WHEREAS, Sonim and Executive previously entered into an Employment Agreement, dated as of December 8, 2023 (the “Employment Agreement”); and

WHEREAS, Sonim and Executive desire to amend the Employment Agreement as provided herein.

NOW, THEREFORE, in consideration of the premises herein contained, Sonim and Executive hereby agree to amend the Employment Agreement as follows:

1. Section 5(b) of the Employment Agreement is replaced in its entirety with the following:

(b) Change in Control. For purposes of this Agreement, “Change in Control” means:

(i)	as such term defined in Section 13(i) of the Company’s 2019 Equity Incentive Plan (as in effect on the date hereof) (the “Plan”),

(ii)	during the period of two (2) consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in Section 13(i) of the Plan) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two (2) year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)	a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a Person or Persons who beneficially own, directly or indirectly, fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

2. Section 9 is replaced in its entirety with the following:

9. Severance. In the event the Qualified Termination Event occurs at any time up to the twelve-month anniversary of the closing of a Change in Control, the Company will pay you:

(i)	a sum equivalent to six (6) months of your base salary in effect as of your termination date, and

(ii)	a bonus in the amount calculated as described in Section 2(c) assuming achievement of performance goals at one hundred percent (100%) of the bonus targets and the determination by the Board that a bonus is warranted in the amount of 20% of your base salary, prorated for the portion of the calendar year that has elapsed as of the date of your termination; provided, however, that if, prior to the Change in Control, the Board approved a bonus in excess of 20% of your base salary for the applicable performance period pursuant to Section 2(c), then such higher bonus amount (as prorated) shall be payable pursuant to this provision, in each case payable in a lump sum cash payment, less applicable withholdings, less required, and designated payroll deductions and withholdings on the day that is not more than 30 (thirty) days following the day of your termination.

The severance benefit described in this Section 9 is conditional upon (a) your continuing to comply with your obligations under your Proprietary Information Agreement, including the non-solicitation provisions thereof; (b) your delivering to the Company a duly executed and effective general release of claims against the Company in a form acceptable to the Company within 30 days following your termination date; and (c) if requested by the Company to confirm your Board resignation, if you are a member of the Board, your resignation from the Board, to be effective no later than the date of your termination date (or such other date as requested by the Board).

“Qualified Termination Event” shall mean the termination of your employment:

(i)	by the Company other than for Cause, death, or Disability; or

(ii)	by you for Good Reason.

“Good Reason” shall mean that you resigned from the Company following the occurrence of any of the following events:

(i)	a material diminution in your annual base salary other than across-the-board decreases in annual base salary similarly affecting all executives of the Company;

(ii)	the Company requiring you to relocate (other than for travel incident to your performance of duties on behalf of the Company) a distance of more than fifty (50) miles from your current principal place of business; or

(iii)	any material diminution in your position, responsibilities, authority, or duties.

“Disability” shall mean the following: if through any illness, injury, accident or condition of either a physical or psychological nature, you become unable to perform substantially all of your duties and responsibilities for a continuous period of sixteen (16) consecutive weeks or for any twenty-six (26) weeks within a fifty-two (52) week period. Determinations as to whether you are disabled shall be made by a physician selected by the Board or its insurers and acceptable to you or your legal representative, such agreement as to acceptability not to be unreasonably withheld or delayed.

3. This Amendment does not supersede the terms and conditions of the Employment Agreement, except to the extent expressly described herein.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment on the day and year first above written.

Sonim Technologies, Inc.

/s/ Hao (Peter) Liu
	Name:	Hao (Peter) Liu
	Title:	Chief Executive Officer

/s/ Clay Crolius
Clay Crolius